Exhibit 99.2

CONTACT:
Joseph Belanoff
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES COMMENCEMENT OF NEXT PHASE 3

STUDY WITH CORLUX® FOR THE TREATMENT OF PSYCHOTIC DEPRESSION

Agreement Signed with MedAvante, Inc.

MENLO PARK, Calif., (March 24, 2008) — Corcept Therapeutics (NASDAQ: CORT) today announced the commencement of its fourth Phase 3 trial, Study 14, evaluating CORLUX for the treatment of the psychotic features of psychotic depression. This trial is a randomized, double-blinded, placebo-controlled study which will enroll up to 450 patients at approximately 25 sites in the United States. In connection with this study Corcept also announced the signing of an agreement with MedAvante, Inc., a provider of centralized clinical rating services.

The Study 14 protocol incorporates learnings from the three most recently completed Phase 3 trials. Based on confirmation of a correlation between the amount of drug in a patient’s blood and the likelihood that the patient will respond to treatment, this study will use a CORLUX dose of 1200 mg once per day for seven days. The study’s primary endpoint will be a comparison of the number of patients who meet response criteria at both days 7 and 56, as has been used in Corcept’s previous studies of psychotic depression. MedAvante’s centralized rating services are expected to increase the accuracy, reliability, and quality of the psychiatric assessments. A review of past studies has also led to refinement of clinical site selection.

MedAvante will provide centralized psychometric assessments via high resolution video-conferencing. Robert L. Roe, MD, Corcept’s President commented, “We are very excited about MedAvante providing the expert centralized rating services. Reducing inter-rater variability will increase our study’s power to detect a difference between CORLUX and placebo.”

Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept said, “We look forward to working with MedAvante in our new study. We are hopeful that the combination of an increased dose and the use of centralized ratings will allow us to definitively determine the efficacy of CORLUX in the treatment of the psychotic features of psychotic depression.”

Given the serious nature of psychotic depression the United States Food and Drug Administration, or FDA, has granted a fast-track designation for CORLUX for the treatment of the psychotic features of psychotic depression. In addition, the FDA has indicated that CORLUX will receive a priority review if no other treatment is approved for psychotic depression at the time Corcept submits its New Drug Application.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of GR-II antagonist drugs for the treatment of severe psychiatric and metabolic diseases. Corcept’s lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic depression and Cushing’s Syndrome. The Company is also engaged in preparation for clinical trials to evaluate CORLUX for the management of weight gain induced by antipsychotic medications and continued development work on its proprietary, selective GR-II antagonists. For additional information about the company, please visit www.corcept.com.

About MedAvante

MedAvante has pioneered and commercialized a solution that addresses one of the global pharmaceutical industry’s most intractable problems: the high rate of uninformative or failed studies. MedAvante provides centralized expert psychological rater services to the pharmaceutical industry using unique methods to systematically remove potential sources of bias and variability from the assessment process. By centralizing assessments with expert, standardized, objective, blinded clinical interviewers over MedAvante’s 2 way real-time high quality video-conferencing, MedAvante’s Expert Centralized Ratings makes subjective measures of determining drug efficacy increasingly objective. As a result, pharmaceutical sponsors can increase study power, reduce trial failure rates, and get better CNS drugs to market sooner in the patent protected period. In the last three years MedAvante has administered 10,000 remote expert assessments to over 200 research sites for Phase 2 and Phase 3 large Pharma CNS studies. For additional information, please visit www.MedAvante.net.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development programs, and its spending plans, and the ability of MedAvante’s services to increase the accuracy, reliability, and quality of the psychiatric assessments in the new Phase 3 trial. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the completion or success of clinical trials; and there can be no assurances that Corcept will pursue further activities with respect to the clinical development of CORLUX. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.